Exhibit 4.5

English summary of the office lease agreement dated February 26, 2015 entered by and between Azorei Mallal Industries Ltd. (the “Landlord”) and CyberArk Software Ltd. (the “Company”), regarding the Company's office space in Petach-Tikva, Israel, as amended from time to time (“Lease”).

•	Subject Matter of the Lease: Unprotected tenancy lease of office and parking spaces for the purpose of conducting the Company's business. Premises are located in Petach-Tikva, Israel.

•	Term of the Lease:

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The term of the Lease is sixty (60) months commencing on July 1, 2017 other than with respect to the 1st, 2nd and 3rd floors which commence on later dates, with the Company's right for early termination after 36 months. The Company is given two options to extend the term of the Lease of twelve (12) months each. Such options apply automatically unless the Company notifies the Landlord 180 days prior to the commencement of each such option period that it does not wish to exercise the option.

■	The term of the Lease for all parking spaces, leased by the Company from time to time, is linked to the lease term of the main premises.

•	Premises Covered by the Lease:

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Property – The Lease includes 10 floors, levels 1 to 10. The Company has a right of first refusal to lease the remaining 3 adjacent floors in the Landlord’s other existing or future buildings that are located in the same office park.

■	Parking – The Company has the right to lease three hundred (300) parking lots.

•	Rental Fees:

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Property – The Company shall pay a monthly rental fee of 74 NIS (approximately US$18) per square meter (gross). For the first option period, the monthly rental fees shall be increased by 5% compared to the monthly rental fee of the preceding period. All rental fees are exclusive of VAT and index-linked to the Consumer Price Index published by the Central Bureau of Statistics (the “Index”); provided that the rental fees shall not be less than the nominal values listed above.

■	Parking – The monthly rental fee for the parking spaces currently leased by the Company is 433 NIS per parking space, in each case plus VAT and Index-linked.

■	Management Fees – The management fees shall be paid on a cost plus 15% basis plus VAT and Index-linked.

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Payment Terms – The rental fees shall be paid three months in advance. The Company has agreed to sign a direct debit with respect to the rental and management fees. In the event the Company is over-charged, that extra amount shall be remitted to the Company within five business days.

•	Guarantees:

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An autonomous un-conditional bank guarantee, for an amount representing three (3) months' rental fee plus VAT, to be extended from time to time by the Company to remain in force for the entire term of Lease and for ninety (90) days thereafter.

•	Dispute Resolution:

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Technical disputes raised regarding the Lease, shall be governed by an agreed-upon professional arbitrator (a civil engineer). Legal disputes raised regarding the Lease, shall be governed by Israeli Court in Tel Aviv.

•	Other Terms of the Lease:

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The Company has a right to sub-lease the premises (or any portion thereof) and to sub-let to a substitute lessee, subject to the Landlord's prior written consent. The Company may also transfer the Lease to an affiliate, subject to the Landlord's prior written consent.

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Similar to other lease agreements, each party agrees to assume responsibility for any damage, injury or loss (bodily or otherwise) resulting from any act, omission or negligence on its part, and with respect of the Company—relating to its use of the leased property.

•	The Lease further includes terms concerning the following matters:

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Renovations – Generally, the Company may not perform any major renovations on the premises without prior written authorization from the Landlord. Subject to such advance approval by the Landlord, the Company may invest certain amounts on renovations for which the Landlord has agreed to reimburse the Company for a certain percentage of the costs.

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Utilities – The Company is responsible for paying for water, power and telephone utility bills, in addition to any taxes or fees, tolls, levies, property taxes and any other payments owed to governmental or local authorities relating to the property during the term of the Lease, unless such fees are specifically designated for the property owner.

■	No Right of set-off – The parties have agreed that any amounts owed shall not be subject to a set-off right.

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Termination of the Lease, vacating of premises and fixtures – Upon the termination or expiration of the Lease, the Company shall vacate the premises from any person or object which is not owned by the Landlord and return it to the Landlord in an undamaged, usable state. The Company has sole discretion to remove any fixtures, provided such removal does not damage the premises and provided that the Landlord will have no duty to compensate the Company for fixtures which it decides to leave.